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                                                 November 3, 2003

AIM Sector Funds, Inc.                           AIM Investment Securities Funds
4350 South Monaco Street                         11 Greenway Plaza
Denver, Colorado 80237                           Suite 100
                                                 Houston, Texas  77046-1173

            RE: FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION
                OF INVESCO REAL ESTATE OPPORTUNITY FUND

Ladies and Gentlemen:

            You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property and assets of INVESCO Real Estate Opportunity Fund ("Selling Fund"), an investment portfolio of AIM Sector Funds, Inc. ("Seller"), a Maryland corporation, to AIM Real Estate Fund ("Buying Fund"), an investment portfolio of AIM Investment Securities Funds ("Buyer"), a Delaware statutory trust, in exchange solely for shares of beneficial interest of Buying Fund ("Buying Fund Shares") issued by Buyer directly to Selling Fund Shareholders, and Buying Fund's assumption of Selling Fund's liabilities, and the termination of Selling Fund as a designated series of shares of Seller, all pursuant to the Agreement and Plan of Reorganization dated as of August 13, 2003 entered into by Buyer, Seller, A I M Advisors, Inc., a Delaware corporation, and INVESCO Funds Group, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). The Buying Fund was previously an investment portfolio of AIM Advisor Funds, a Delaware statutory trust, and was redomesticated as an investment portfolio of Buyer pursuant to a transaction that closed October 29, 2003. Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

            For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by Buyer on or about August 13, 2003 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in

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AIM Sector Funds, Inc.
AIM Investment Securities Funds
November 3, 2003
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accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

            In rendering this opinion, we are relying upon the representations, warranties and covenants made by Seller and Buyer in the Agreement as well as on letters of representation of even date that we have received from the officers of Seller and Buyer, copies of which are attached as Exhibit A hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

            Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

            1. The transfer of the assets of Selling Fund to Buying Fund in exchange for Buying Fund Shares distributed directly to Selling Fund Shareholders and Buying Fund's assumption of the Liabilities, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and Selling Fund and Buying Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

            2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Selling Fund on the transfer of its assets to Buying Fund solely in exchange for Buying Fund Shares and Buying Fund's assumption of the Liabilities or on the distribution of Buying Fund Shares to Selling Fund Shareholders; provided that, no opinion is expressed as to the effect of the Reorganization on Selling Fund or any Selling Fund Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer of a taxpayer's rights (or obligations) with respect to such asset) under a mark-to-market system of accounting.

            3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Buying Fund upon the receipt of assets of Selling Fund in exchange for Buying Fund Shares issued directly to Selling Fund Shareholders.

            4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Selling Fund Shareholders on the receipt of Buying Fund Shares solely in exchange for Selling Fund Shares.

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November 3, 2003
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            5. In accordance with Section 362(b) of the Code, the basis to
Buying Fund of the assets of Selling Fund will be the same as the basis of such assets in the hands of Selling Fund immediately prior to the Reorganization.

            6. In accordance with Section 358(a) of the Code, a Selling Fund Shareholder's basis for Buying Fund Shares received by the Selling Fund Shareholder will be the same as his basis for the Selling Fund Shares exchanged therefor.

            7. In accordance with Section 1223(1) of the Code, a Selling Fund Shareholder's holding period for Buying Fund Shares will be determined by including such Selling Fund Shareholder's holding period for Selling Fund Shares exchanged therefor, provided that the Selling Fund Shareholder held such Selling Fund Shares as a capital asset.

            8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Selling Fund transferred to Buying Fund in the Reorganization will include the holding period for such assets in the hands of Selling Fund.

            9. In accordance with Section 381(a)(2) of the Code, Buying Fund will succeed to and take into account the items of Selling Fund described in
Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381 through 384 of the Code and the Treasury Regulations thereunder.

            We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Selling Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Selling Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

            Our opinion is based upon the Code, Treasury Regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

            If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

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AIM Sector Funds, Inc.
AIM Investment Securities Funds
November 3, 2003
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            Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                       Sincerely,

                                       \S\Ballard Spahr Andrews & Ingersoll, LLP